Exhibit 99.1

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General and Limited Partner of Southwest Wire Rope LP and the Members of Southwest Wire Rope GP LLC:

In our opinion, the accompanying combined balance sheets and the related combined statements of income, of changes in invested equity, and of cash flows present fairly, in all material respects, the financial position of the Heavy Lift Business of Teleflex Incorporated (the “Company”), a wholly-owned business of Teleflex Incorporated ("Teleflex")  at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the statements referred to above have been prepared from Teleflex’s historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to the Company.

As described in Note 13, on May 27, 2010 Teleflex entered into a definitive agreement to sell the Company to Houston Wire & Cable Company.  The transaction closed on June 25, 2010.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 30, 2010

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Net revenues	$80,621	$102,749	$87,263
Cost of sales	68,173	81,165	71,601
Gross profit	12,448	21,584	15,662
Selling, engineering and administrative expenses	9,293	10,130	9,352
Income from operations before interest and taxes	3,155	11,454	6,310
Interest income from related parties	(4,123)	(3,865)	(3,079)
Income before taxes	7,278	15,319	9,389
Taxes on income	2,660	5,559	3,327
Net income	$4,618	$9,760	$6,062

The accompanying notes are an integral part of the combined financial statements.

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

COMBINED BALANCE SHEETS

	December 31,
	2009	2008
	(Dollars in thousands)
ASSETS
Current assets
Accounts receivable, net	$28	$124
Due from related parties	4,338	11,162
Inventories	9,051	16,090
Prepaid expenses	39	301
Deferred tax assets	832	1,134
Total current assets	14,288	28,811
Property, plant and equipment, net	5,466	5,863
Goodwill	7,597	7,597
Intangibles and other assets	5,704	6,277
Total assets	$33,055	$48,548

LIABILITIES AND INVESTED EQUITY
Current liabilities
Accounts payable	$5,803	$12,506
Accrued expenses	689	1,422
Payroll and benefit-related liabilities	516	934
Income taxes payable	2,263	5,574
Deferred revenue	2	298
Total current liabilities	9,273	20,734
Deferred tax liabilities	1,347	1,251
Other liabilities	1,083	1,410
Total liabilities	11,703	23,395
Commitments and contingent liabilities (See Note 11)
Invested equity
Owners’ net investment	21,352	25,153
Total invested equity	21,352	25,153
Total liabilities and invested equity	$33,055	$48,548

The accompanying notes are an integral part of the combined financial statements.

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$4,618	$9,760	$6,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	469	458	432
Amortization expense of intangible assets	539	540	360
Stock-based compensation	106	97	56
Costs allocated from parent	592	649	549
Other	(294)	(419)	427
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable and related parties	6,920	(1,679)	(1,191)
Inventories	7,039	(5,729)	4,109
Prepaid expenses and other current assets	262	(251)	573
Accounts payable and accrued expenses	(7,062)	1,467	3,038
Income taxes receivable and payable, net and deferred income taxes	(2,913)	2,153	3,163
Net cash provided by operating activities	10,276	7,046	17,578
Cash Flows from Financing Activities:
Transfers (to) from parent	(9,117)	(5,818)	1,489
Net cash (used in) provided by financing activities	(9,117)	(5,818)	1,489
Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(72)	(228)	(378)
Payments for businesses and intangibles acquired, net of cash acquired	(1,087)	(1,000)	(18,689)
Net cash used in investing activities	(1,159)	(1,228)	(19,067)
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at the beginning of the year	—	—	—
Cash and cash equivalents at the end of the year	$—	$—	$—

The accompanying notes are an integral part of the combined financial statements.

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY

	Owners’ Net Investment	Comprehensive Income	Total
	(Dollars in thousands)
Balance at December 31, 2006	$12,309		$12,309
Net income	6,062	$6,062	6,062
Stock-based compensation	56		56
Costs allocated from parent	549		549
Transfers from parent	1,489		1,489
Comprehensive income		$6,062
Balance at December 31, 2007	$20,465		$20,465
Net income	9,760	$9,760	9,760
Stock-based compensation	97		97
Costs allocated from parent	649		649
Transfers to parent	(5,818)		(5,818)
Comprehensive income		$9,760
Balance at December 31, 2008	$25,153		$25,153
Net income	4,618	$4,618	4,618
Stock-based compensation	106		106
Costs allocated from parent	592		592
Transfers to parent	(9,117)		(9,117)
Comprehensive income		$4,618
Balance at December 31, 2009	$21,352		$21,352

The accompanying notes are an integral part of the combined financial statements.

THE HEAVY LIFT BUSINESS OF TELEFLEX INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Basis of presentation

The Heavy Lift business (“Heavy Lift” or the “Company”) fabricates and distributes wire rope, wire rope slings, synthetic rope, synthetic web slings and related products for industrial lifting applications. The combined financial statements of the Company include the accounts of Southwest Wire Rope GP LLC, Southwest Wire Rope LP and its 100% wholly-owned subsidiary Southern Wire LLC. These entities comprise the Heavy Lift business, which is wholly owned by Teleflex Incorporated (“Teleflex”). Material transactions and accounts between individual entities of the Heavy Lift business have been eliminated in combination. Heavy Lift sales to related parties outside of the Heavy Lift business are not eliminated but are disclosed separately (see Note 12) as well as amounts due to or from related parties. Intercompany balances with Teleflex have been reflected as part of invested equity.

These combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the Heavy Lift business which had been included in the Commercial Segment of Teleflex’s historical financial statements. The preparation of these combined financial statements includes the use of "carve out" accounting procedures wherein certain assets, liabilities and expenses related to or incurred on behalf of the Heavy Lift business have been included and/or allocated as appropriate to reflect the combined financial results of Heavy Lift, in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Teleflex provides a number of corporate and administrative functions to Heavy Lift which resulted in charges of common costs and corporate overhead being recorded in the Heavy Lift results of operations of approximately $2.1 million, $1.9 million and $1.7 million for 2009, 2008 and 2007, respectively. These charges are reflected in cost of sales and selling, engineering and administrative expenses. Management believes the methods used to allocate such costs were made on a reasonable basis. These allocations were based on a variety of factors which included relative sales revenue, personnel head count and number of facilities. Such charges and allocations included herein may not necessarily reflect the results of operations of Heavy Lift in the future or what they would have been had Heavy Lift been a separate, stand-alone entity during the periods presented.

Note 2—Summary of significant accounting policies

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates. Additionally, as described above, management has made certain assumptions regarding the allocation of certain common costs and corporate overhead incurred on behalf of the Heavy Lift business.

Cash and cash equivalents: All highly liquid investments with an original maturity of three months or less are classified as cash equivalents. The carrying value of cash equivalents approximates their current market value.

Accounts receivable: Accounts receivable represents amounts due from customers related to the sale of products. An allowance for doubtful accounts is maintained and represents the Company’s estimate of probable losses on realization of the full receivable. The allowance is provided at such time that management believes reasonable doubt exists that such balances will be collected within a reasonable period of time. The allowance is based on the Company’s historical experience, the length of time an account is outstanding, the financial position of the customer and information provided by credit rating services. The Company had no allowance for doubtful accounts as of December 31, 2009 and December 31, 2008. Refer to Note 11 for further discussion of the Company’s participation in the Teleflex accounts receivable securitization program.

Inventories:  Inventories are recorded at the lower of cost or market, net of inventories deemed excessive or obsolete. The cost of the Company’s inventories is determined by the average cost method. Elements of cost in inventory include raw materials, direct labor, and manufacturing overhead. The Company estimates excess and obsolete inventories based on historical usage and projected future sales.

Property, plant and equipment: Property, plant and equipment are stated at cost, net of accumulated depreciation. Costs incurred to develop internal-use computer software after the application development stage are generally capitalized. Costs of enhancements to internal-use computer software are capitalized, provided that these enhancements result in additional functionality. Other additions and those improvements which increase the capacity or lengthen the useful lives of the assets are also capitalized. With minor exceptions, straight-line composite lives for depreciation of property, plant and equipment are as follows: land improvements — 5 years; buildings — 30 years; machinery and equipment — 3 to 10 years; computer equipment and software — 3 to 5 years. Leasehold improvements are depreciated over the remaining lease periods. Repairs and maintenance costs are expensed as incurred.

Goodwill and other intangible assets: Goodwill is not amortized but is tested for impairment at least annually, during the fourth quarter or more frequently if events or changes in circumstances indicate the carrying value may not be recoverable. Impairment losses, if any, are recorded as part of income from operations. The goodwill impairment test is applied to each of the Company’s two reporting units. For purposes of this assessment, a reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. The goodwill impairment test is applied using a two-step approach. In performing the first step, the Company calculates fair values of the various reporting units using equal weighting of two methods; one which estimates the discounted cash flows (“DCF”) of each of the reporting units based on projected earnings in the future (the Income Approach) and one which is based on sales of similar assets in actual transactions (the Market Approach). If the reporting unit carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all net tangible and intangible assets of the reporting unit other than goodwill. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. The Company last performed the annual goodwill impairment test as of the first day of the fiscal fourth quarter of 2009 where it was determined that the fair value of each reporting unit exceeded its carrying value.

Intangible assets consisting of trade names, customer lists and distribution rights are being amortized over their estimated useful lives, which are as follows: trade names, 15 years; customer lists, 12 years; distribution rights, 5 years.  The weighted average amortization period is approximately 14 years. The Company periodically evaluates the reasonableness of the useful lives of these assets.

Long-lived assets:  The ability to realize long-lived assets is evaluated when events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow and profitability projections that incorporate, as applicable, the impact on the existing business. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Owners’ net investment: The “Owners’ net investment” caption in the accompanying combined financial statements represents Teleflex's cumulative net investment in the business of Heavy Lift.  Changes in the “Owners’ net investment” caption represent the net income or loss of Heavy Lift and net cash and non-cash contributions from or distributions to and other intercompany transactions with Teleflex.

Share-based compensation: The employees of the Company participate in the various stock compensation plans of Teleflex and these combined financial statements include as compensation the share-based compensation of these plans related to the Heavy Lift business. Teleflex estimates the fair value of share-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in these combined financial statements over the requisite service periods. Share-based compensation expense is measured using a Black-Scholes option pricing model that takes into account highly subjective and complex assumptions. The expected life of options granted is derived from the vesting period of the award, as well as historical exercise behavior, and represents the period of time that options granted are expected to be outstanding. Expected volatilities are based on a blend of historical volatility and implied volatility derived from publicly traded options to purchase Teleflex’s common stock, which Teleflex believes is more reflective of the market conditions and a better indicator of expected volatility than solely using historical volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option.

Share-based compensation expense for 2009, 2008 and 2007 was $106 thousand, $97 thousand and $56 thousand, respectively and is included in selling, engineering and administrative expenses. The total income tax benefit recognized for share-based compensation arrangements for 2009, 2008 and 2007 was $41 thousand, $37 thousand and $21 thousand, respectively.

As of December 31, 2009, unamortized share-based compensation cost related to non-vested stock options, net of expected forfeitures, was $17 thousand, which is expected to be recognized over a weighted-average period of 1.65 years. Unamortized share-based compensation cost related to non-vested shares (restricted stock), net of expected forfeitures, was $150 thousand, which is expected to be recognized over a weighted-average period of 1.83 years.

Share-based compensation expense recognized during a period is based on the value of the portion of stock-based awards that is ultimately expected to vest during the period less estimated forfeitures. Share-based compensation expense recognized in 2009, 2008 and 2007 included compensation expense for (1) share-based awards granted prior to, but not yet vested as of December 25, 2005, based on the fair value on the grant date estimated in accordance with the pro forma provisions of ASC topic 718, “Compensation-Stock Compensation,” and (2) share-based awards granted subsequent to December 25, 2005, based on the fair value on the grant date estimated in accordance with the provisions of Compensation-Stock Compensation. The topic requires forfeitures to be estimated at the time of grant. Teleflex management reviews and revises the estimate of forfeitures for all share-based awards on a quarterly basis based on management’s expectation of the awards that will ultimately vest to minimize fluctuations in share-based compensation expense.

Income taxes:  The provision for income taxes is determined as if the Company was a stand-alone entity using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.

Significant judgment is required in determining income tax provisions and in evaluating tax positions. The Company establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company is examined by various Federal and State tax authorities. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes.  Interest accrued related to unrecognized tax benefits and income tax related penalties are both included in taxes on income. The Company periodically assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

In general, the taxable income or loss of each member of Heavy Lift was included in the consolidated tax return of Teleflex. The Heavy Lift income taxes that are currently payable or receivable are deemed to have been remitted to or received from Teleflex, via an intercompany account.

Revenue recognition:  The Company recognizes revenues from product sales, including sales to distributors, or services provided when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured. This generally occurs when products are shipped, when services are rendered or upon customers’ acceptance.

Allowances for discounts and rebates related to customer incentive programs, which include discounts or rebates, are estimated and provided for in the period that the related sales are recorded. These allowances are recorded as a reduction of revenue.

Note 3—New accounting standards

The Company will adopt the following new accounting standards as of January 1, 2011, the first day of its 2011 fiscal year:

Amendment to Revenue Recognition: In October 2009, the FASB established the criteria for multiple-deliverable revenue arrangements by establishing new guidance on how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  Additionally, this requires vendors to expand their disclosures around multiple-deliverable revenue arrangements and will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the guidance to determine the impact on the Company’s results of operations, cash flows, and financial position.

Note 4 - Acquisitions

On April 26, 2007, the Company acquired substantially all of the assets of Southern Wire Corporation (“Southern Wire”), a wholesale distributor of wire rope cables and related hardware, for approximately $20.6 million.

The acquisition of Southern Wire was accounted for under the purchase method of accounting. As such, the cost to acquire Southern Wire was allocated to the respective assets and liabilities acquired based on their preliminary estimated fair values as of the closing date.

The following table summarizes the purchase price allocation of the cost to acquire Southern Wire based on the fair values as of April 26, 2007:

(Dollars in millions)
Assets
Current assets	$9.4
Property, plant and equipment	0.4
Intangible assets	7.1
Goodwill	7.6
Total assets acquired	$24.5
Less:
Current liabilities	$5.8
Liabilities assumed	$5.8
Net assets acquired	$18.7

The Company has finalized its allocation of the initial purchase price as of the acquisition date.

Certain assets acquired in the Southern Wire transaction qualify for recognition as intangible assets apart from goodwill. The estimated fair value of intangible assets acquired included trade names of $4.0 million, customer lists of $3.0 million and distribution rights of $0.1 million. Trade names have a useful life of 15 years, customer lists have a useful life of 12 years and distribution rights have a useful life of 5 years. Goodwill is not deductible for tax purposes.

Note 5 — Inventories

 Inventories at year end consisted of the following:

	2009	2008
	(Dollars in thousands)
Raw materials	$5,901	$8,372
Finished goods	3,290	7,798
	9,191	16,170
Less: Inventory reserves for excess or obsolete inventories	(140)	(80)
Inventories	$9,051	$16,090

Note 6 — Property, plant and equipment

The major classes of property, plant and equipment, at cost, at year end are as follows:

	2009	2008
	(Dollars in thousands)
Land, buildings and leasehold improvements	$5,839	$5,839
Machinery and equipment	2,437	2,366
	8,276	8,205
Less: Accumulated depreciation	(2,810)	(2,342)
Property, plant and equipment, net	$5,466	$5,863

Note 7 — Goodwill and other intangible assets

Carrying amount of goodwill for 2009 and 2008 is as follows:

	2009	2008
	(Dollars in thousands)
Goodwill	$7,597	$7,597

Intangible assets at year end consisted of the following:

	Gross Carrying Amount		Accumulated Amortization
	2009	2008	2009	2008
	(Dollars in thousands)
Customer lists	$3,009	$3,009	$669	$419
Distribution rights	123	123	65	40
Trade names	3,967	3,967	705	441
	$7,099	$7,099	$1,439	$900

Amortization expense related to intangible assets was $0.5 million, $0.5 million, and $0.4 million for 2009, 2008 and 2007, respectively. Estimated annual amortization expense for each of the five succeeding years is as follows:

(Dollars in thousands)
2010	$540
2011	540
2012	523
2013	515
2014	515

Note 8 — Stock compensation plans

The Company’s parent, Teleflex, has stock-based compensation plans that provide for the granting of incentive and non-qualified options and restricted stock units to officers and key employees. Outstanding options generally are exercisable three to five years after the date of the grant and expire no more than ten years after the grant. Outstanding restricted stock units generally vest in one to three years.

Stock-based compensation expense is measured using a Black-Scholes option pricing model that takes into account highly subjective and complex assumptions. The expected life of options granted is derived from the vesting period of the award, as well as historical exercise behavior, and represents the period of time that options granted are expected to be outstanding. Expected volatilities are based on a blend of historical volatility and implied volatility derived from publicly traded options to purchase the Teleflex common stock, which Teleflex believes is more reflective of the market conditions and a better indicator of expected volatility than solely using historical volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option.

The fair value for options granted in 2009, 2008 and 2007 was estimated at the date of grant using a Black-Scholes option pricing model. The following weighted-average assumptions were used:

	2009	2008	2007
Risk-free interest rate	1.73%	3.18%	4.67%
Expected life of option	4.55 yrs.	4.54 yrs.	4.53 yrs.
Expected dividend yield	3.25%	2.03%	1.74%
Expected volatility	32.66%	26.32%	23.92%

The fair value for non-vested shares granted in 2009, 2008 and 2007 was estimated at the date of grant based on the market rate on the grant date discounted for the risk free interest rate and the present value of expected dividends over the vesting period. The following weighted-average assumptions were used:

	2009	2008	2007
Risk-free interest rate	1.21%	1.88%	4.53%
Expected dividend yield	3.18%	2.27%	2.02%

The following table summarizes the option activity as of December 31, 2009 and changes during the year then ended:

			Weighted
		Weighted	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Life In Years	Value
				(Dollars in thousands)
Outstanding, beginning of the year	7,334	$60.93
Granted	1,500	46.12
Outstanding, end of the year	8,834	$58.42	7.0	$—
Exercisable, end of the year	5,834	$61.11	6.2	$—

The weighted average grant-date fair value was $9.85, $12.03 and $15.51 for options granted during 2009, 2008 and 2007, respectively. The total intrinsic value of options exercised was $3.0 thousand and $137.4 thousand during 2008 and 2007, respectively. No options were exercised during 2009.

The Company recorded $20 thousand of expense related to the portion of these shares that vested during 2009, which is included in selling, engineering and administrative expenses.

The following table summarizes the non-vested restricted stock activity as of December 31, 2009 and changes during the year then ended:
			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Non-Vested	Grant Date	Contractual	Intrinsic
	Shares	Price	Life In Years	Value
				(Dollars in thousands)
Outstanding, beginning of the year	3,065	$58.70
Granted	3,750	47.13
Vested	(313)	68.25
Outstanding, end of the year	6,502	$51.57	1.7	$350

The weighted average grant-date fair value was $42.96, $52.52 and $65.63 for non-vested restricted stock granted during 2009, 2008 and 2007, respectively.

The Company recorded $86 thousand of expense related to the portion of these shares that vested during 2009, which is included in selling, engineering and administrative expenses.
Note 9 — Income taxes

The following table summarizes the components of the provision for income taxes:

	2009	2008	2007
	(Dollars in thousands)
Current:
Federal	$2,129	$5,290	$3,271
State	134	284	136

Deferred:
Federal	369	(14)	(75)
State	28	(1)	(5)

	$2,660	$5,559	$3,327

Reconciliations between the statutory federal income tax rate and the effective income tax rate are as follows:

	2009	2008	2007
Federal statutory rate	35.00%	35.00%	35.00%
Miscellaneous permanent differences	0.01%	0.07%	(0.45)%
State taxes net of federal benefit	1.54%	1.22%	0.89%
	36.55%	36.29%	35.44%

Significant components of the deferred tax assets and liabilities at year end were as follows:

	2009	2008
	(Dollars in thousands)
Deferred tax assets:
Accrued employee benefits	$—	$76
Inventories	192	260
Reserves	637	796
Other	3	2
Total deferred tax assets	832	1,134
Deferred tax liabilities:
Fixed assets	906	976
Intangibles	441	275
Total deferred tax liabilities	1,347	1,251
Net deferred tax liability	$(515)	$(117)

Under the tax laws of various jurisdictions in which the Company operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward, subject to statutory limitations, to reduce taxable income or taxes payable in a future tax year. At December 31, 2009, the Company had no such carryforwards.

Uncertain Tax Positions: On January 1, 2007, the Company adopted the provisions under revised accounting standards related to income taxes. As a result of that adoption, the Company was not required to recognize any liability for Uncertain Tax Positions and as such no liability is included in its financial statements.

The taxable years that remain subject to examination by major tax jurisdictions are as follows:

	Beginning	Ending
United States	2003	2009

The Company is routinely subject to income tax examinations by various taxing authorities. As of December 31, 2009, the Company was under audit by the Internal Revenue Service for the years 2006, 2007 and 2008. It is uncertain as to when these examinations may be concluded and the ultimate outcome of the examinations.  As a result of the uncertain outcome of the ongoing examinations, future examinations, or the expiration of statutes of limitation for certain jurisdictions, it is reasonably possible that the related deferred tax amounts for tax positions taken could materially change from those recorded at December 31, 2009.

Note 10 — Postretirement benefits

Teleflex maintains a defined contribution savings plan covering eligible U.S. employees, including those of Heavy Lift.  Teleflex partially matches employee contributions. Costs allocated to Heavy Lift related to these plans were $258.3 thousand, $95.9 thousand and $82.9 thousand for 2009, 2008, and 2007, respectively.

Note 11 — Commitments and contingent liabilities

Operating leases:  The Company uses various leased facilities and equipment in its operations. The terms for these leased assets vary depending on the lease agreement.

Future minimum lease payments as of December 31, 2009 (including residual value guarantee amounts) under noncancelable operating leases are as follows:

(Dollars in thousands)
2010	$578
2011	343
2012	147
2013	25
2014	3

Rental expense under operating leases was $0.6 million, $0.5 million and $0.3 million in 2009, 2008 and 2007, respectively.

Accounts receivable securitization program: The Company participates in the Teleflex accounts receivable securitization program. Teleflex uses an accounts receivable securitization program to gain access to enhanced credit markets and reduce financing costs. As currently structured, the Company sells certain trade receivables on a non-recourse basis to a Teleflex owned and consolidated special purpose entity (SPE), which in turn sells an interest in those receivables to a commercial paper conduit. The conduit issues notes secured by that interest to third party investors.  The assets of the special purpose entity are not available to satisfy the obligations of the Company. In accordance with accounting guidance, transfers of assets under the program qualify as sales of receivables and accordingly, $8.7 million and $14.4 million of accounts receivable that were sold to Teleflex’s SPE were removed from the Company’s combined balance sheets as of December 31, 2009 and December 31, 2008, respectively.

Environmental:  The Company is subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take further action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. Much of this liability results from the U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), often referred to as Superfund, the U.S. Resource Conservation and Recovery Act (“RCRA”) and similar state laws. These laws require the Company to undertake certain investigative and remedial activities at sites where the Company conducts or once conducted operations or at sites where Company-generated waste was disposed.

Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. At December 31, 2009 and December 31, 2008, the Company’s combined balance sheets included an accrued liability of $1.6 million and $1.4 million, respectively, relating to these matters. Considerable uncertainty exists with respect to these costs and, under adverse changes in circumstances, potential liability may exceed the amount accrued as of December 31, 2009. The time-frame over which the accrued or presently unrecognized amounts may be paid out, based on past history, is estimated to be 15-20 years.

Litigation:  The Company is a party to various lawsuits and claims arising in the normal course of business. These lawsuits and claims include actions involving product liability, intellectual property, employment and environmental matters.  Based on information currently available, advice of counsel, established reserves and other resources, the Company does not believe that any such actions are likely to be, individually or in the aggregate, material to its business, financial condition, results of operations or liquidity. However, in the event of unexpected further developments, it is possible that the ultimate resolution of these matters, or other similar matters, if unfavorable, may be materially adverse to the Company’s business, financial condition, results of operations or liquidity.  Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.

Other:  The Company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. On average, such commitments are not at prices in excess of current market.

Note 12—Related party

Historically, Heavy Lift has maintained trade relationships with a number of other Teleflex affiliates.  Revenues from these affiliates were $0.4 million, $0.6 million and $4.5 million during 2009, 2008, and 2007, respectively, and are included in the revenues reflected in the combined statements of income.

In addition to trade arrangements, historically, Heavy Lift and Teleflex or its affiliates have maintained intercompany funding arrangements and, as discussed in Note 1, the combined financial statements reflect the allocation of certain corporate costs from Teleflex. The net balance of these transactions is reflected on the combined balance sheets in owners’ net investment.

Interest income during 2009, 2008 and 2007 related to these arrangements included in the combined statements of income was $4.1 million, $3.9 million and $3.1 million, respectively.

Note 13—Subsequent event

On May 27, 2010, Teleflex entered into a definitive agreement to sell the Heavy Lift business, excluding the property located on Federal Road, to Houston Wire & Cable Company for $50 million. The transaction closed by the end of the second quarter of 2010.